SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                              --------------------



                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): March 18, 2002


                            VALENCE TECHNOLOGY, INC.
               (Exact Name of Registrant as Specified in Charter)



          Delaware                   0-20028                    77-0214673
(State of Other Jurisdiction       (Commission                 (IRS Employer
     of Incorporation)             File Number)             Identification No.)



                      6504 Bridge Point Parkway, Suite 415
                               Austin, Texas 78730
                    (Address of Principal Executive Offices)


                                 (512) 527-2900
              (Registrant's Telephone Number, Including Area Code)

ITEM 5. OTHER EVENTS

INTRODUCTION

     In accordance with the provisions of Regulation FD, we are providing the following updated description of our business, reflecting changes in our strategic direction since the filing of our most recent Annual Report on Form 10-K and recently announced new product releases.

OVERVIEW

     Founded in 1989, our business has been driven primarily by our research and development efforts, which have fostered our intellectual property position, currently consisting of 807 issued and pending patents, including 262 patents issued in the United States. Since our inception, we have been focused on acquiring and developing our technology, developing our manufacturing capabilities, recruiting personnel and acquiring capital and have not had material sales.

     With the appointment of Stephan B. Godevais as our Chief Executive Officer and President in May 2001, we initiated the transition of our business by broadening our marketing and sales efforts to take advantage of our strengths in research and development. With this strategic shift, our vision is to become a leader in energy solutions by drawing on the numerous benefits of our latest battery technology, the extensive experience of our management team and the significant market opportunity available to us.

     Historically, we focused our product development on the application of our cobalt-oxide and manganese-oxide based lithium-ion technology to the mobile communications market. Lithium-ion polymer batteries such as these are well suited for applications including notebook computers, cellular telephones and personal digital assistants, or PDAs, because they can be uniquely manufactured as thin as one millimeter.

     Recently, we unveiled our new lithium-ion technology, which utilizes a phosphate-based cathode material. We have branded our phosphate-based lithium-ion technology, Saphion(TM) technology, and believe that it addresses the major weaknesses of existing oxide based lithium-ion alternatives while offering a solution that is competitive in cost and performance. We believe phosphate, in combination with different metals, enables greater energy density than oxide technologies, whether cobalt or manganese. We believe that these characteristics, along with the safety attributes of Saphion(TM) technology, enable it to be designed into a wide variety of products in markets not served by current lithium-ion solutions, including, among others, computers, communications devices, consumer electronics, appliances, toys, vehicles and uninterrupted power supply systems. Saphion(TM) technology will allow us to offer solutions in the form of safer, environmentally friendly, lower-cost, higher performance energy products which are becoming increasingly critical in today's energy solutions market.

     Our business strategy is enhanced by the substantial and broad based experience of our management team in the high technology industry. During the past year, management successfully implemented and reached key milestones of our business transition plan. We launched the Saphion(TM) technology and transitioned the production of our Saphion(TM) polymer batteries from research and development to our vertically integrated manufacturing facility in Northern Ireland. We currently are ramping up production of high quality, large format Saphion(TM) batteries for use in the N-Charge(TM) Power System, our first end-user product. The N-Charge(TM) Power System is the first solution powered by Saphion(TM) technology and is the first portable battery system designed to recharge and/or run two mobile electronic devices simultaneously.

     As we move to approach the market as a total energy solutions provider, we believe that the cost, safety, flexibility and environmental and performance characteristics of our Saphion(TM) technology will enable us to substantially increase the target markets for our technology. Additionally, we believe our management team has the industry knowledge and business experience to drive the expansion of our technology into these new markets.

RECENT EVENTS

o    SAPHION(TM)TECHNOLOGY AND THE N-CHARGE(TM)POWER SYSTEM

     On February 11, 2002, at the DEMO 2002 conference, we announced the launch of our Saphion(TM) technology, a significant and positive development for the lithium-ion rechargeable battery marketplace. A key benefit of the technology is its inherent electrochemical stability, which enables the creation of large, high energy density lithium-ion solutions. It utilizes natural, phosphate-based cathode material in place of the less stable and more costly cobalt-oxide. As a result, Saphion(TM) technology energy systems can be designed into a wide variety of products in markets not served by earlier lithium-ion solutions. Key benefits of the Saphion(TM) technology include:

     o    COST COMPETITIVENESS: high energy density at a low cost.

     o PERFORMANCE SAFETY: stable under higher temperatures and electrical stress.

     o    ENVIRONMENTAL FRIENDLINESS: natural cathode material.

     o    INCREASED CYCLE LIFE: among the highest available for lithium-ion.

     o FLEXIBILITY: appropriate for large or small, stacked or wound, polymer or wet constructions.

     o    NO MAINTENANCE: Saphion(TM)technology is maintenance free.

     o NO MEMORY EFFECT: no negative effect from partial versus full charge and discharge.

     o    HIGH EFFICIENCY: equivalent to other lithium-ion technologies.

     At DEMO 2002, we also introduced our first end-user mobile device, powered by our Saphion(TM) technology, the N-Charge(TM) Power System. It is the first portable battery system designed to recharge and/or run two mobile electronic devices simultaneously. The N-Charge(TM) Power System is an easy-to-use, stand-alone energy solution that provides power for a variety of mobile electronic devices. With its built-in multi-device support and long-lasting run-time, the N-Charge(TM) Power System reduces or eliminates the end-user's need to carry multiple adapters and additional batteries. We currently are ramping up production of high quality, large format Saphion(TM) batteries for use in the N-Charge(TM) Power System. Availability of the N-Charge(TM) Power System in commercial quantities through original equipment manufacturers, or OEMs, is planned for Spring 2002. Key features of the N-Charge(TM) Power System include:

     o SUPERIOR TECHNOLOGY: our next-generation Saphion(TM)lithium-ion technology.

     o INCREASED RUN-TIME: up to 10 hours of continuous notebook use or up to five days of non-stop cell phone talk-time (times may vary depending on mobile device and usage pattern).

     o VERSATILE POWERING/CHARGING: simultaneous powering/charging of multiple portable devices via Adaptive Sensing Technology(TM).

     o FLICKER-FREE FUNCTIONALITY: no dimming due to the detection of battery source.

     o ADVANTAGEOUS DESIGN: sleek, portable design (13 mm (H) x 300 mm (L) x 230 mm (W)).

o    STRATEGIC RELATIONSHIPS

     On February 14, 2002, we announced the signing of a Memorandum of Understanding with Acer Inc., one of the world's leading personal computer vendors, to work together to introduce the N-Charge(TM) Power System, a product compatible with a range of Acer's mobile devices. The N-Charge(TM) product is expected to be distributed by Acer under Acer's brand name. On the same date, we announced the signing of a Memorandum of Understanding with Wistron Corporation to work together on a new mobile device that includes Saphion(TM) technology. Wistron, which was formerly the DMS (or Design, Manufacturing & Services) operation of Acer, is one of the largest global suppliers for the personal computer industry to both OEMs and original device manufacturers, or ODMs. Although neither of our agreements with Acer nor Wistron provides contractual purchase commitments on the part of the other parties, we believe that these agreements demonstrate our ability to work with market leaders on the development of new product applications employing our new technologies.

     On March 13, 2002, we announced that our N-Charge(TM) Power System will be featured in Hewlett-Packard Company's Education Solutions Portfolio product bundle for the K-12 education market. The bundle is tailored to address the on-campus mobility needs of the K-12 market and is expected to be available in Spring 2002. K-12 schools are increasingly relying on the notebook PCs because of the mobility and flexibility they provide in the campus environment. The inclusion of the N-Charge(TM) Power System in the product bundle helps meet the demands of Hewlett-Packard's mobile users for longer lasting, higher performance, safer energy solutions at a low cost. Although our arrangement with Hewlett-Packard does not provide for contractual purchase commitments, we believe our relationship with Hewlett-Packard is further evidence of our ability to work with market leaders in developing new product applications employing our technologies.

SAPHION(TM): THE NEXT-GENERATION IN THE RECHARGEABLE BATTERY INDUSTRY

     The driving force behind the introduction of lithium-ion technology to the rechargeable battery industry was consumer demand for high energy, small battery solutions to power portable electronic devices. Lithium-ion cobalt-oxide technology was developed and represented a significant advancement in battery technology. Today, however, the challenges have become finding ways to maintain costs and meet safety and environmental concerns, while increasing energy density. Although lithium cobalt-oxide technology meets some of these challenges, its adoption has been limited to the high technology industry for the following reasons:

o EXPENSE. The majority of lithium-ion rechargeable batteries have been made with cobalt-oxide which, although not a rare compound, is not widely available and is expensive. Lithium-ion batteries utilizing cobalt-oxide technology also require numerous safety devices, which further increases the costs of these batteries. In addition to the expense associated with using cobalt material specifically, there are other general costs facing the rechargeable battery industry as a whole. The manufacturing costs associated with rechargeable batteries have not declined over the years primarily because the quantities of raw materials utilized have not decreased and the manufacturing process itself has not experienced the types of productivity and/or yield advancements of other technologies. As a result, over the past several years, manufacturers developing end-products that incorporate rechargeable batteries have experienced an increase in the relative proportional cost of the rechargeable batteries.

o SAFETY CONCERNS. A lithium-ion battery which utilizes a cobalt-oxide based cathode requires approximately two times the amount of lithium for its full charge and discharge operations as a lithium-ion battery which utilizes a phosphate-based cathode. The lithium that is not used for operation provides stability to the molecular structure of the cobalt-oxide, which is inherently unstable and can break down under thermal stress or in abnormal conditions. If a lithium-ion battery utilizing a cobalt-oxide based cathode overcharges to a level above its rated voltage cutoffs the cobalt-oxide may decompose, liberating heat and oxygen. This heat and oxygen, when combined with other flammable components may cause thermal events such as gassing, heat generation, leakage and even fire or explosion. While the threat of a thermal event is minimized with the manufacture of small batteries, these safety concerns have made cobalt-oxide based batteries unsuitable for large format battery applications.

o ENVIRONMENTAL ISSUES. Consumer awareness regarding environmental issues has increased, encouraging the public to purchase more environmentally friendly products, including batteries. Additionally, rechargeable battery manufacturers, as with all other industries, must comply with environmental regulations set by various local, state and governmental agencies for the manufacture and disposal of batteries that are incorporated into mobile communication products. Continuous enhancements in battery technology with a trend toward increased participation and cooperation between vendors and battery manufacturers in the production process and the formulation and implementation of the use of safer chemicals and recycling programs all prompt the effort to manufacture more environmentally friendly batteries.

o ENERGY DENSITY. Rechargeable batteries must supply power for evolving products with constantly increasing energy demands. As the capabilities and features of products are enhanced, the energy demands on the batteries for these products also are increased. For example, some cellular telephones and PDAs now are being used for Internet access, in addition to their original uses. This increased energy demand results in a need for batteries which offer increased battery life without a corresponding increase in weight and size.

     We believe our Saphion(TM) technology, which utilizes a natural, phosphate-based cathode in place of other less stable and more costly materials addresses the current challenges facing the rechargeable battery industry and provides us with several competitive advantages. Key attributes of our Saphion(TM) technology include:

o LOWER COST. The phosphate material used in our Saphion(TM) technology is substantially less expensive than the cobalt-oxide material used in competing technologies. As a result, we believe that when we manufacture batteries utilizing our Saphion(TM) technology, we will be able to do so with lower material costs. In addition, due to the increased safety associated with the phosphate-based materials used in our Saphion(TM) technology, we expect that batteries manufactured with our Saphion(TM) technology will not require the addition of significant and costly safety devices.

o INCREASED SAFETY. We believe that our Saphion(TM) technology significantly reduces the safety risks associated with cobalt-oxide based lithium-ion technology for large format battery applications. Our Saphion(TM)technology utilizes less lithium than other lithium-ion technologies. The unique chemical properties of phosphates render them incombustible if mishandled during charging or discharging. As a result, we believe Saphion(TM) technology is more stable under overcharge or short circuit conditions than existing lithium-ion technology and has the ability to withstand higher temperatures and electrical stress. The thermal and chemical stability inherent in our Saphion(TM) technology enables the creation of large, high energy density lithium-ion solutions.

o ENVIRONMENTAL FRIENDLINESS. Rechargeable batteries that contain nickel-metal-hydride, nickel-cadmium and lead-acid raise environmental concerns. Saphion(TM) technology incorporates a natural, environmentally friendly, phosphate-based cathode material.

o FLEXIBILITY. Saphion(TM) technology is intended for use in stacked, wound, polymer or wet battery construction types. When combined with our polymer technology, we believe it offers increased design flexibility and stability. Saphion(TM) technology can be manufactured to fit small as well as large applications. Large cells are well-suited for many high energy, high power applications such as remote power supplies, load leveling systems and vehicles.

o PERFORMANCE ADVANTAGES. We believe Saphion(TM) technology offers several performance advantages over the competing battery chemistries of nickel cadmium, nickel metal-hydride and traditional lithium-ion technologies.

     o HIGH ENERGY DENSITY. We believe that phosphate, in combination with different metals, enables greater energy density than the more currently prevalent oxide technologies, whether cobalt or manganese. For example, our laboratory test results for cobalt-phosphate (which results we hope to achieve in production) show that the voltage of cobalt-phosphate is 4.60 volts as compared to 3.70 volts for cobalt-oxide.

     o INCREASED CYCLE LIFE. We believe the cycle life of this technology is among the highest available for lithium-ion technologies.

     o NO MEMORY EFFECT AND MAINTENANCE FREE. Saphion(TM) technology does not exhibit the "memory effect" of nickel cadmium and nickel metal-hydride solutions and is maintenance free.

SAPHION(TM) TECHNOLOGY DEVELOPMENT GOALS

     On February 11, 2002, we announced the launch of our Saphion(TM) technology. Through various methods, including but not limited to material formulation, cell design and manufacturing processes, we intend to improve the characteristics of this technology in areas such as energy density, cycle life and rate capability. We expect our Saphion(TM) technology family of products to deliver performance levels ranging from 200-550 Watt-hours per liter, depending on construction and chemistry. We expect higher energy densities of our Saphion(TM) technology to be achieved in the cylindrical construction, which we plan to launch early next year. We also expect that in certain configurations Saphion(TM) technology, at 23(0)C (room temperature), will be able to deliver a cycle life of greater than 700 cycles to 70% capacity.

COMPETITIVE STRENGTHS

     We believe we are uniquely positioned for growth due to the following competitive strengths:

     o LEADING TECHNOLOGY. We believe our latest technological advancement, our phosphate-based Saphion(TM) lithium-ion technology, offers many performance advantages over competing battery technologies and creates new market opportunities. In addition, in combination with our polymer technology, our Saphion(TM) technology enables us to continue to manufacture thin, lightweight batteries required for portable electronic devices.

o NEW MARKET OPPORTUNITIES. We believe that Saphion(TM) technology enables the production of high energy density, large format batteries without the safety concerns presented by cobalt-oxide based batteries. Consequently, we believe that Saphion(TM) technology energy systems can be designed in a wide variety of products in markets not served by current lithium-ion technology.

o EXPERIENCED MANAGEMENT TEAM. We have strengthened our management team with several key people who have a broad base of experience in the high technology industry. The leader of our team is Stephan Godevais, who has 18 years of management and marketing experience at Dell Computer Corporation, Digital Equipment Corporation and Hewlett-Packard Company. During his tenure at Dell, Mr. Godevais launched the company's Inspiron division, growing it into a multi-billion dollar business and introduced the first 15" notebook in the industry, sustaining its position as a market leader from 1998 to 2000. Terry Standefer, Vice President of Worldwide Operations is also a key member of the management team. Mr. Standefer has 23 years of operational experience at Dell and Apple Computer. With its extensive knowledge base and market experience, we believe our management team will be able to identify customer needs and drive the expansion of our technology into new markets.

o REFINED STRATEGIC FOCUS. We have transitioned to a company capitalizing on the results of our research and development by strengthening our sales and marketing efforts. We are expanding our vision to become an energy solutions company and plan to enter markets previously not served by lithium-ion solutions.

o NEW PRODUCT APPLICATIONS. We are developing new customer and licensing relationships and recently completed shipment of an initial order for Pogo Technology Ltd, a European developer of mobile communications devices. We recently unveiled our N-Charge(TM)Power System, which is the first portable battery system designed to recharge and/or run two mobile electronic devices simultaneously. In February and March 2002, we announced agreements to work with Acer, Wistron and Hewlett-Packard. We plan to continue to develop relationships with our customers in an effort to leverage our technology into new markets.

o PRODUCT VERSATILITY. Our products are appropriate for use in a wide variety of applications for the communications, computer and military markets. We intend to be able to expand these markets with our Saphion(TM) technology and believe that it can be designed into a wide variety of products in markets not served by current lithium-ion technologies.

STRATEGY

     Beginning in August 2001, our management team organized our business transformation into three phases: technology phase, product phase and customer phase, incorporating key milestones in each. Management has, and in each phase plans to continue to, inform and educate the market regarding the advantages of its technology and products.

o TECHNOLOGY PHASE: During this phase we evangelized the technology, completed our management team, announced the first major design win from a systems sales standpoint and intend to sign an OEM agreement. This phase of our business transformation began in August 2001 and, while ongoing, most milestones have been met.

o PRODUCT PHASE: During this phase we expect to continue to complete the design of new products and continue the marketing to potential phosphate licensees, begin to launch phosphate products, announce key milestones around phosphate production and begin phosphate product ramps from both our Northern Ireland facility and OEM partners. This phase began in February 2002 with the launch

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     of the N-Charge(TM)Power System. We are ramping up production of our phosphate batteries out of our Northern Ireland facility and are pursuing contract manufacturing arrangements with cylindrical battery manufacturers with the objective of using Saphion(TM)technology as a "drop in" lithium-ion chemistry replacement for notebook computers and communication devices.

o CUSTOMER PHASE: During this phase, which will become our ongoing business, we will seek to finalize plans with customers regarding the launch of products using Saphion(TM) technology. On February 14, 2002 we announced the signing of a Memorandum of Understanding with Acer to work together to introduce the N-Charge(TM)Power System, which is powered by Saphion(TM)technology. On the same date, we announced the signing of a Memorandum of Understanding with Wistron to work together on a new mobile device that includes our Saphion(TM)technology. On March 13, 2002, we announced that our N-Charge(TM) Power System will be featured in Hewlett-Packard's Education Solutions Portfolio product bundle for the K-12 education market.

     Our strategy is to leverage our next-generation innovations in battery technology to capitalize on the significant opportunities in the energy solutions market. Key elements of our strategy include:

o ROLLOUT OF OUR PHOSPHATE-BASED SAPHION(TM) LITHIUM-ION TECHNOLOGY. We recently introduced our phosphate-based, Saphion(TM) lithium-ion technology and have commenced production in our Northern Ireland manufacturing facility. We plan to continue to pursue opportunities to introduce our technologies in additional markets.

o EXECUTE A BALANCED LICENSING AND SYSTEM SALES APPROACH. In an effort to rapidly expand the fields of use of our technology, we intend to license intellectual property related to our patent-protected manufacturing processes and battery chemistries. Our stacked polymer battery manufacturing process and our Saphion(TM)technology are our key offerings in the licensing arena. We intend to sell the Saphion(TM)raw material to our licensees and obtain royalties from licensees based on their sales strategy. We also intend to capitalize on our advanced technology to design solutions that differentiate end-users' products. Additionally, we plan to leverage our understanding of certain market segments to develop new, emerging markets for our Saphion(TM)lithium-ion technology solutions. Our systems sales strategy includes:

     o Continuing sales of our cobalt-oxide and manganese-oxide based stacked polymer battery solutions to small and mid-sized companies, such as Pogo, where the flexibility of design and thinness of the stacked polymer is paramount.

     o Developing the market for our Saphion(TM) technology through product launches, such as the N-Charge(TM) Power System and through design wins, such as the Wistron agreement announced in February 2002. Our success in developing this market for our Saphion(TM) technology is evidenced by our recent agreement with Acer, announced in February 2002, as well as our relationship with Hewlett-Packard, announced in March 2002.

     o Maximizing the adoption of Saphion(TM) technology by offering it in both polymer and cylindrical constructions. We plan to enter contract manufacturing arrangements with cylindrical battery manufacturers.

o IMPLEMENT A MANUFACTURING PLAN THAT LEVERAGES INTERNAL CAPABILITIES AS WELL AS OEM RELATIONSHIPS. We intend to grow production capacity in our Northern Ireland facility to five million watt-hours a month by the middle of 2002 and seek OEM partners for cylindrical cell construction and worldwide material production. We believe this manufacturing strategy will allow us to deliver to a broad range of customer needs, from low cost, high volume to highly customized, higher value added solutions.

     We believe our strategy will allow us to expand our market opportunity. Through the sales of our current technology and the licensing and market development of our Saphion(TM) technology, we believe we are equipped to serve existing lithium-ion technology markets as well as open doors to new market opportunities.

MANUFACTURING AND SALE OF BATTERY PRODUCTS

     We have developed six standard "footprints" or battery product designs, which can be commercially produced through low cost, high volume manufacturing processes at our Northern Ireland manufacturing facility. These products may be used in a number of applications, including as rechargeable power sources for portable electronic devices, such as notebook computers, home personal computers, PDAs and cellular telephones.

   Cell        Capacity    Thickness x Width x Length    Weight
Designation     (mAh)                 (mm)                (g)          Key Applications
============   ========    ==========================    ======     ============================
VM41103103      2910          4.1 x 103 x 103              82       Designed for applications
                                                                    requiring high energy
                                                                    capacity solutions such as
                                                                    EV and SUV where weight,
                                                                    thickness or pressure
                                                                    tolerance are key
                                                                    considerations.

                                                                    Designed for applications
                                                                    requiring high energy
                                                                    capacity solutions such as
VM60103103      4360          6 x 103 x 103                121      EV and SUV where weight,
                                                                    thickness or pressure
                                                                    tolerance are key
                                                                    considerations.

                                                                    Designed for hand-held
                                                                    devices, notebook
                                                                    computers and other high
                                                                    performance applications
VM4172140       2750          4.1 x 72 x 140               79       where safety, weight,
                                                                    thickness and energy
                                                                    capacity are key
                                                                    considerations.

                                                                    Designed for hand-held
                                                                    devices, notebook
                                                                    computers and other
                                                                    advanced personal
VM6072140       4120          6 x 72 x 140                 116      electronic devices where
                                                                    energy capacity is a key
                                                                    consideration.

                                                                    Designed for PDA-phones,
                                                                    hand-held entertainment
                                                                    devices and other advanced
                                                                    personal electronic
VC315590        1290          3.1 x 55 x 90                30       devices where energy
                                                                    capacity and pulse load
                                                                    capability are key
                                                                    considerations.

VC497165        1860          4.9 x 71 x 65                42       Designed for PDA-phones,
                                                                    hand-held entertainment
                                                                    devices and other advanced
                                                                    personal electronic
                                                                    devices where energy
                                                                    capacity and pulse load
                                                                    capability are key
                                                                    considerations.

     In addition to our standard product offering, we recently launched two models of our first end-user product, the N-Charge(TM) Power System. Both models of the N-Charge(TM) Power System represent the first commercial introduction of our Saphion(TM) lithium-ion technology.

N-CHARGE(TM) SPECIFICATIONS

FEATURE                       MODEL A                        MODEL B
------------------------      -----------------------        ----------------------
High power port voltage       16-24 V DC                     16-24 V DC

Low power port voltage        5-12 V DC                      5-12 V DC

Capacity                      10 Ah                          5 Ah

Energy                        120-130 Wh                     60-65 Wh

Charge time (typical)         3.5 hours                      3 hours

Thickness                     13 mm                          13 mm

Length                        300 mm                         300 mm

Width                         230 mm                         230 mm

Weight                        1.35 kg                        .866 kg

Cycle Life                    > 600 to 70% capacity          > 600 to 70% capacity


MANUFACTURING

     We currently manufacture our six standard battery product designs at our vertically integrated manufacturing plant in Mallusk, Northern Ireland. The Northern Ireland factory began automated assembly in the first quarter of 1999 and is state-of-the-art in high-volume manufacturing equipment. We have the ability to manufacture a range of battery sizes and thickness. Additionally, we manufacture lithium-ion batteries utilizing the following chemistries: cobalt-oxide; manganese; and phosphate materials. The batteries are used in multiple applications, including but not limited to, PDAs, computer accessories, cellular phones and military equipment.

     Our current equipment capacity is able to support approximately one million watt-hours per month and has the potential to be expanded up to five million watt-hours per month. We are in the process of expanding our capacity to meet or exceed orders we expect to receive in fiscal 2003.

     We currently employ approximately 105 manufacturing personnel at our facility. These employees include process engineers, chemists, supervisors and production personnel.

     Our manufacturing process is entirely vertically integrated. We begin the production process by mixing dry powders and solvents together to produce liquid slurries for the anode, cathode and separator. Each slurry is then cast into a film on one of our two 150 foot long coating lines. After coating, the material is stored in a roll of material. These films are the raw materials that are later assembled through the lamination, assembly and packaging processes to become the battery.

     Our ability to produce our own films is critical in the following three aspects:

     o QUALITY CONTROL: We are able to carefully monitor and control all aspects of the film makeup to ensure that the films meet the quality standards and specifications for performance. Many of the technical characteristics of the final battery are directly determined by the characteristics of the base film.

     o DESIGN CONTROL: We customize the design of batteries in terms of desired performance and physical characteristics through our manipulation of physical and chemical properties of the films.

     o TECHNOLOGY CONTROL: We believe our strength lies in the ability to develop new battery materials and translate the new technology into high volume production. We have a strong relationship between our Research and Development and Manufacturing teams. We use a phased project approach in introducing new products into production.

     The processes we have in place at our Northern Ireland facility enable us to build and deliver high quality products to our end customers due to the integrated approach of Development, Manufacturing, Procurement and Systems Design.

EXECUTIVE OFFICERS AND DIRECTORS

     STEPHAN B. GODEVAIS. Mr. Godevais joined us in May 2001 as our Chief Executive Officer, President and a Director. From December 1997 to April 2001, Mr. Godevais served as a Vice President at Dell Computer Corporation where he led Dell's desktop and notebook product lines for consumers and small businesses. During his tenure at Dell, Mr. Godevais launched the company's Inspiron division, growing it into a multi-billion dollar business and introduced the first 15" notebook in the industry, sustaining its position as a market leader from 1998 to 2000. Prior to Dell, Mr. Godevais managed Digital Equipment Corporation's notebook business worldwide. From December 1994 to November 1997, Mr. Godevais served in several positions, including General Manager and Vice President, at Digital. Mr. Godevais also spent ten years at Hewlett-Packard Company where he held positions in marketing for various product and field organizations. Mr. Godevais holds a business management degree from the Institut d'Etudes Politiques de Paris.

     DR. GEORGE W. ADAMSON. Dr. Adamson joined us in December 1999 as our Vice President of Research and Development. Prior to joining us, Dr. Adamson was a research scientist with Zinc-Air Power, responsible for all aspects of battery research and development. Dr. Adamson holds a Doctorate in Physical Chemistry from the Massachusetts Institute of Technology and a Bachelor of Science in Chemistry from the University of California at Riverside.

     JOSEPH F. LAMOREUX. Mr. Lamoreux joined us in July 2001 as our Vice President of Small Format Energy Solutions. From May 1997 to May 2001, Mr. Lamoreux worked at Dell Computer Corporation, where he held several positions, including Director of Notebook Supply Chain Management, Director of Notebook Engineering and Director of Engineering, Inspiron. From May 1997 to January 1999, Mr. Lamoreux served as Director of the Portable PC Division at Compaq Computer Corporation. Mr. Lamoreux holds a Bachelor of Science in Mechanical Engineering from North Carolina State University.

     KEVIN W. MISCHNICK. Mr. Mischnick joined us in July 2001 as our Vice President of Finance. Prior to joining us, he served as Vice President of Finance for AMFM Inc. where he was responsible for all aspects of treasury and cash management systems. During other tenures, Mr. Mischnick completed multiple public equity and debt offerings and gained significant experience in SEC reporting. He is a certified public accountant and holds a Bachelor of Business Administration in Accounting from Texas Tech University.

     TERRY STANDEFER. Mr. Standefer joined us in August 2001 as our Vice President of Worldwide Operations. Prior to joining us, Mr. Standefer held several executive positions at Dell Computer Corporation in procurement, manufacturing and new product operations. Additionally, he spent 13 years at Apple Computer where he managed operations for high volume systems assembly. Mr. Standefer holds a Bachelor of Science in Physics and Math from West Texas State University.

     DEEPAK SWAMY. Mr. Swamy joined us in July 2001. He serves as our Vice President of Licensing Operations. Prior to joining us, Mr. Swamy was Chief Technology Officer and Business Development Strategist for the PC and Internet Appliance Division of Acer, Inc. Additionally, Mr. Swamy led various groups at Dell Computer Corporation, where he was inventor of the year for three years straight; at Supercomputer Systems where he was a systems architect; and, at Nortel Networks Corporation where he was a process engineer. Mr. Swamy holds a Master in Chemical Engineering and is a graduate of the University of Texas Executive Management and Leadership program.

     ROGER WILLIAMS. Mr. Williams joined us in April 2001 and serves as our General Counsel. Mr. Williams has been a practicing intellectual property attorney for 27 years, having practiced in both private and corporate positions. Prior to joining us, Mr. Williams was an attorney for the pharmaceutical company, G.D. Searle & Co., and from 1991 to 2001 served as its Chief Patent Counsel and Associate General Counsel. Mr. Williams has his Juris Doctorate degree from Drake University Law School and a Bachelor of Science in Chemistry from Western Illinois University. He is a member of the California and Indiana Bars.

     CARL E. BERG. Mr. Berg helped found us and has served on our Board of Directors since September 1991. Mr. Berg is a major Silicon Valley industrial real estate developer and a private venture capital investor. Mr. Berg also serves as the Chairman of the Board, Chief Executive Officer and director of Mission West Properties, Inc., Monolithic Systems, Inc. and Videonics, Inc. Mr. Berg holds a Bachelor of Arts in Business Administration from the University of New Mexico.

     LEV M. DAWSON. Mr. Dawson rejoined us in December 1997 as our Chairman of the Board, Chief Executive Officer and President. Since the end of the fiscal year, Mr. Dawson has resigned as our Chief Executive Officer and President. Mr. Dawson, one of our founders, served as our Chairman of the Board and Chief Executive Officer from its founding in March 1989 until April 1993. Mr. Dawson also served as our President from March 1989 until June 1991. From May 1993 to December 1997, Mr. Dawson was involved in private family companies. From January 1988 to March 1989, Mr. Dawson devoted significant time to the organization of the Company. From May 1978 through January 1988, Mr. Dawson was President, Chairman and Chief Executive Officer of Robinton Products, Inc., a company which manufactured solid-state meters and data retrieval systems for the electric utility industry. Mr. Dawson holds a Bachelor of Science in Electrical Engineering from the University of Southwestern Louisiana.

     BERT C. ROBERTS, JR. Mr. Roberts, Jr. originally joined us as a director in 1992 and served until 1993 prior to rejoining us as a director in 1998. Mr. Roberts is Chairman of WorldCom, Inc., a communications company. He was named Chairman and CEO of MCI in 1992, after serving as President and Chief Operating Officer since 1985. Mr. Roberts serves on the boards of News Corporation, Ltd., Johns Hopkins University and CaPCURE. Mr. Roberts holds a Bachelor of Science in Engineering from Johns Hopkins University.

     ALAN F. SHUGART. Mr. Shugart joined us as a director in March 1992. Mr. Shugart was the Chief Executive Officer and a director of Seagate Technology, Inc. since its inception in 1979 until July 1998. Mr. Shugart also served as Seagate's President from 1979 to 1983 and from September 1991 to July 1998. Additionally, Mr. Shugart served as Chairman of the Board of Seagate from 1979 until September 1991, and from October 1992 to July 1998. Mr. Shugart currently serves as a director of Sandisk Corporation, Inktomi Corporation and Cypress Semiconductor Corporation. Mr. Shugart holds a Bachelor of Science in Engineering - Physics from the University of Redlands.

CAUTIONARY STATEMENTS AND RISK FACTORS

     Several of the matters discussed in this report contain forward-looking statements that involve risks and uncertainties. Factors associated with the forward-looking statements that could cause actual results to differ from those projected or forecast are included in the statements below. In addition to other information contained in this report, you should carefully consider the following cautionary statements and risk factors.

RISKS RELATED TO OUR BUSINESS

WE MAY HAVE A NEED FOR ADDITIONAL FINANCING.

     At December 31, 2001, we had cash and cash equivalents of $1.1 million. Currently, we have the ability to utilize approximately $6.0 million remaining under a loan agreement with Berg & Berg Enterprises, LLC, an affiliate of Mr. Carl Berg, a director and stockholder in the Company. Additionally, Berg & Berg has agreed, subject to execution of definitive documentation, to provide up to $30.0 million in equity capital.

     Our new agreement with Berg & Berg, which remains subject to execution of definitive documents, will enable us to access up to $5.0 million per quarter (but no more than $30.0 million in the aggregate) in equity capital over the next two years. In exchange for any amounts funded pursuant to this new agreement, we will issue to Berg & Berg restricted common stock at a customary discount to market. We will agree to register any shares we issue to Berg & Berg under this agreement. Berg & Berg's obligation to fund the equity commitment is subject to certain conditions including, but not limited to, our achievement of operating milestones.

     At our current level of operations, we are using cash from operations of approximately $6.0 to $8.0 million per quarter. To sustain our operations for a longer period of time than can be funded from operations and our commitments from Berg & Berg, we would need to seek additional financing. Our cash requirements may vary materially from those now planned because of changes in our operations, including changes in OEM relationships, market conditions, joint venture and business opportunities, or a request for repayment of a portion or all of our existing grants, which totaled $13.4 million at December 31, 2001, from the Northern Ireland Industrial Development Board.

ALL OF OUR ASSETS ARE PLEDGED AS COLLATERAL UNDER OUR LOAN AGREEMENTS. OUR FAILURE TO MEET THE OBLIGATIONS UNDER OUR LOAN AGREEMENTS COULD RESULT IN FORECLOSURE OF OUR ASSETS.

     All of our assets are pledged as collateral under various loan agreements. If we fail to meet our obligations pursuant to these loan agreements, our lenders may declare all amounts borrowed from them to be due and payable together with accrued and unpaid interest. If we are unable to repay our debt, these lenders could proceed against our assets.

WE HAVE A HISTORY OF LOSSES, HAVE AN ACCUMULATED DEFICIT AND MAY NEVER ACHIEVE OR SUSTAIN SIGNIFICANT REVENUES OR PROFITABILITY.

     We have incurred operating losses each year since inception in 1989 and had an accumulated deficit of $328.5 million as of December 31, 2001. We have working capital of negative $3.7 million as of December 31, 2001, and have sustained recurring losses related primarily to the research and development and marketing of our products. We expect to continue to incur operating losses and negative cash flows through fiscal 2002, as we continue our product development, begin to build inventory and continue our marketing efforts. We may never achieve or sustain significant revenues or profitability in the future.

OUR BUSINESS MAY BE ADVERSELY AFFECTED IF OUR SAPHION(TM) TECHNOLOGY BATTERIES ARE NOT COMMERCIALLY ACCEPTED.

     We are researching and developing batteries based upon phosphate chemistry. Our batteries are designed and manufactured as components for other companies and end-user customers. Our success is dependent on the acceptance of our batteries and the products using our batteries in their markets. Market acceptance may depend on a variety of factors, including educating the target market regarding the benefits of our products. Market acceptance and market share are also affected by the timing of market introduction of competitive products. If we or our customers are unable to gain any significant market acceptance for the Saphion(TM) technology based batteries we plan to develop and manufacture, our business will be adversely affected. It is too early to determine if Saphion(TM) technology based batteries will achieve significant market acceptance.

IF WE ARE UNABLE TO DEVELOP, MANUFACTURE AND MARKET PRODUCTS THAT GAIN WIDE CUSTOMER ACCEPTANCE, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

     The process of developing our products is complex and uncertain, and failure to anticipate customers' changing needs and to develop products that receive widespread customer acceptance could significantly harm our results of operations. We must make long-term investments and commit significant resources before knowing whether our predictions will eventually result in products that the market will accept. After a product is developed, we must be able to manufacture sufficient volumes quickly and at low costs. To accomplish this, we must accurately forecast volumes, mix of products and configurations that meet customer requirements, and we may not succeed.

BECAUSE OUR BATTERIES ARE INTENDED PRIMARILY TO BE INCORPORATED INTO OTHER PRODUCTS, WE WILL NEED TO RELY ON ORIGINAL EQUIPMENT MANUFACTURERS TO COMMERCIALIZE OUR PRODUCTS. WE MAY NOT OBTAIN ADEQUATE ASSISTANCE FROM THESE THIRD PARTIES TO SUCCESSFULLY COMMERCIALIZE OUR PRODUCTS.

     Our business strategy contemplates that we will be required to rely heavily on assistance from original equipment manufacturers to gain market acceptance for our products. We therefore will need to identify acceptable original equipment manufacturers and enter into agreements with them. As of March 18, 2002, we had not entered into any agreements with original equipment manufacturers. Once we identify acceptable original equipment manufacturers and enter into agreements with them, we will need to meet these companies' requirements by developing and introducing new products and enhanced, or modified, versions of our existing products on a timely basis. Original equipment manufacturers often require unique configurations or custom designs for batteries, which must be developed and integrated into their product well before the product is launched. This development process not only requires substantial lead-time between the commencement of design efforts for a customized battery system and the commencement of volume shipments of the battery system to the customer, but also requires the cooperation and assistance of the original equipment manufacturers for purposes of determining the battery requirements for each specific application. If we are unable to design, develop and introduce products that meet original equipment manufacturers' requirements, we may lose opportunities to enter into additional purchase orders and our reputation may be damaged. As a result, we may not receive adequate assistance from original equipment manufacturers or battery pack assemblers to successfully commercialize our products, which could impair our profitability.

FAILURE TO IMPLEMENT AN EFFECTIVE LICENSING BUSINESS STRATEGY COULD ADVERSELY AFFECT OUR REVENUE AND PROFITABILITY.

     In December 2000, we acquired the intellectual property assets of Telcordia Technologies, Inc. As a result of the acquisition of these intellectual property assets and the internal development of our Saphion(TM) technology, we significantly increased the role of licensing in our business activities. We have not entered into any licensing agreements for our Saphion(TM) technology. Our future operating results could be affected by a variety of factors including:

     o our ability to secure and maintain significant customers of our proprietary technology;

     o the extent to which our future licensees successfully incorporate our technology into their products;

     o    the acceptance of new or enhanced versions of our technology;

     o the rate that our licensees manufacture and distribute their products to OEMs;

     o our ability to secure one-time license fees and ongoing royalties for our technology from licensees.

     Our future success will depend on our ability to integrate successfully our licensing operations with our other business activities. The degree to which we can successfully integrate these operations will depend on a number of factors, including our ability to expand the scope of our operations beyond the design, development, manufacture and marketing of our rechargeable lithium polymer batteries to include substantially increased technology licensing activities. If we fail to substantially expand our licensing activities, our results of operations and financial condition will be adversely affected.

OUR FAILURE TO DEVELOP OEM RELATIONSHIPS WITH OTHER BATTERY MANUFACTURERS WILL LIMIT OUR ABILITY TO WIDELY INTRODUCE OUR PHOSPHATE CHEMISTRY TECHNOLOGY INTO THE MARKETPLACE AND COULD SIGNIFICANTLY IMPACT OUR SALES AND PROFITABILITY IN FUTURE PERIODS.

     To successfully implement our business strategy of broadly disseminating the Saphion(TM) technology, we intend to develop relationships with manufacturers of lithium-ion batteries using stacked polymer technology as well as cylindrical battery manufacturers. Our failure to develop these relationships will limit our ability to widely introduce our phosphate chemistry technology into the marketplace and could significantly impact our sales and profitability in future periods.

FAILURE TO DEVELOP SALES CHANNELS FOR OUR CURRENT AND FUTURE END-USER PRODUCTS WOULD SIGNIFICANTLY IMPACT OUR FUTURE REVENUE AND PROFITABILITY.

     We introduced the N-Charge(TM), our first end-user product in February 2002. We must develop reliable sales channels for distribution of our N-Charge(TM) product and any future end-user products. We cannot assure you that our N-Charge(TM) product will be commercially accepted. In addition, failure to develop effective sales channels will significantly impact our future revenue and profitability.

WE RECENTLY FORMED RELATIONSHIPS WITH THREE OF THE WORLD'S LEADING PERSONAL COMPUTER VENDORS. WE CANNOT ASSURE YOU THAT OUR RELATIONSHIPS WITH THESE VENDORS WILL RESULT IN SALES OR PROFITABILITY.

     We recently entered into Memoranda of Understanding with Acer and Wistron for the development of devices using our technology. Additionally, we have entered into a relationship with Hewlett-Packard in which our N-Charge(TM) product will be featured in Hewlett-Packard's Education Solutions Portfolio product bundle. Neither the Memoranda of Understanding with Acer or Wistron nor the relationship with Hewlett-Packard requires the companies to make any financial commitments to us and may not lead to definitive purchase orders. As a result, we cannot assure you that our relationships with Acer, Wistron and Hewlett-Packard will result in sales of products incorporating our Saphion(TM) technology, including sales of our N-Charge(TM) product. If these relationships result in sales, we cannot assure you that these sales will be profitable. If these relationships do not lead to definitive purchase orders, our future revenues and profitability may be materially adversely affected.

FAILURE TO OBTAIN UNITED STATES AND INTERNATIONAL REGULATORY APPROVAL FOR COMMERCIAL SHIPMENTS OF PHOSPHATE MATERIAL WOULD CAUSE DELAYS IN THE PRODUCTION RAMP PLAN FOR OUR BATTERY TECHNOLOGY AND RESULT IN DELAYS OR LOSSES OF REVENUES ASSOCIATED WITH THAT PLAN.

     We currently are shipping phosphate material from our facility in Henderson, Nevada to our manufacturing facility in Mallusk, Northern Ireland as research and development material. We must receive regulatory approval from the United States and appropriate international regulatory entities to ship commercial quantities of the material. Failure to obtain the appropriate regulatory approvals in the United States and internationally would cause delays in the production ramp plan for our battery technology and result in delays or losses of revenue associated with that plan.

OUR FAILURE TO COST-EFFECTIVELY MANUFACTURE BATTERIES IN COMMERCIAL QUANTITIES, WHICH SATISFY OUR CUSTOMERS' PRODUCT SPECIFICATIONS, COULD DAMAGE OUR CUSTOMER RELATIONSHIPS AND RESULT IN SIGNIFICANT LOST BUSINESS OPPORTUNITIES FOR US.

     To be successful, we must cost-effectively manufacture commercial quantities of our batteries that meet customer specifications. To facilitate commercialization of our products, we will need to reduce our manufacturing costs, which includes substantially raising and maintaining battery yields of commercial quality in a cost-effective manner. If we fail to substantially increase yields in our manufacturing process and reduce unit-manufacturing costs, we will not be able to offer our batteries at a competitive price, and we will lose our current customers and fail to attract future customers.

FAILURE TO SCALE UP OUR MANUFACTURING FACILITY WILL HARM OUR CUSTOMER RELATIONS AND THREATEN FUTURE PROFITS.

     We have begun to manufacture batteries on a commercial scale to fulfill purchase orders and we are able to produce sufficient quantities of batteries for short term needs. We continue to install, de-bug and qualify specified equipment used in our high speed assembly line. If we fail to develop and efficiently operate a large scale manufacturing facility capable of cost-effectively producing significant quantities of batteries according to customer specifications, our ability to serve the needs of our customers will be harmed and our future sales and profits will be threatened.

OUR PATENT APPLICATIONS MAY NOT RESULT IN PATENTS ISSUED.

     Patent applications in the United States are maintained in secrecy until the patents issue or are published. Since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, we cannot be certain that we were the first creator of inventions covered by pending patent applications or the first to file patent applications on such inventions. We also can not be certain that our pending patent applications will result in issued patents or that any of our issued patents will afford protection against a competitor. In addition, patent applications filed in foreign countries are subject to laws, rules and procedures which differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued United States patents will issue. Furthermore, if these patent applications issue, some foreign countries provide significantly less patent protection than does the United States.

     The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. Accordingly, we cannot be certain that patent applications we file will result in patents being issued, or that our patents and any patents that may be issued to us in the future will afford protection against competitors with similar technology. In addition, we cannot assure you that patents issued to us will not be infringed upon or designed around by others or that others will not obtain patents that we would need to license or design around.

THE LIMITED NUMBER OF SKILLED WORKERS IN NORTHERN IRELAND COULD AFFECT THE SUCCESS OF OUR IMPROVEMENTS IN THE MANUFACTURING FACILITY.

     We may need to hire and train a substantial number of new manufacturing workers. The availability of skilled workers in Northern Ireland is limited because of a relatively low unemployment rate. As a result, we face the risk that we may not:

     o successfully hire and train the new manufacturing workers necessary for the ramp-up of our Mallusk, Northern Ireland manufacturing facility;

     o    successfully develop improved processes;

     o    implement multiple production lines; or

     o    successfully operate the Mallusk facility.

     Our failure to successfully automate our production on a timely basis, if at all, could damage our reputation, relationships with future and existing customers, cause us to lose business and potentially prevent us from establishing the commercial viability of our products.

CONTINUED DELAYS IN QUALIFYING THE EQUIPMENT USED IN OUR HIGH SPEED ASSEMBLY LINE COULD SIGNIFICANTLY DELAY OUR BRINGING COMMERCIAL QUANTITIES OF PRODUCT TO MARKET AND INTERFERE WITH OUR ABILITY TO GENERATE THE REVENUE AND CASH FLOW NEEDED TO SUSTAIN OUR BUSINESS.

     We may be unable to meet our schedules regarding installation, de-bugging and qualification of the equipment used in the new high speed assembly line in our Northern Ireland facility, and face the prospect of further delays or problems related to facility qualification because:

     o we do not control the design and delivery of most of the production equipment which is specifically manufactured for us;

     o qualification by the manufacturer of our equipment depends on the availability and timing of that manufacturer; and

     o we are modifying and updating many of the manufacturing processes which use this production equipment and we may need to further refine these processes.

     These delays would impair our ability to bring our batteries to market, adversely affecting revenue growth and our cash position, and harm our competitive position and economic growth.

OUR ABILITY TO MANUFACTURE LARGE VOLUMES OF BATTERIES IS LIMITED AND MAY PREVENT US FROM FULFILLING ORDERS.

     We are actively soliciting additional purchase orders. We presently have limited quantities of batteries available for sale and do not have all of the necessary equipment in operation to manufacture a significant volume of products. We are installing additional automated equipment at our facility in Mallusk, Northern Ireland which will provide us with sufficient capacity to assemble batteries in high volumes. We expect this production facility to be fully operational by the middle of calendar 2002. If we cannot rapidly increase our production capabilities to make sufficient quantities of commercially acceptable batteries, we may not be able to fulfill purchase orders in a timely manner, if at all. In addition, we may not be able to procure additional purchase orders, which could cause us to lose existing and future customers, purchase orders, revenue and profits.

IF OUR BATTERIES FAIL TO PERFORM AS EXPECTED, WE COULD LOSE EXISTING AND FUTURE BUSINESS, AND OUR LONG-TERM ABILITY TO MARKET AND SELL OUR BATTERIES COULD BE HARMED.

     If we manufacture our batteries in commercial quantities and they fail to perform as expected, our reputation could be severely damaged, and we could lose existing or potential future business. Even if the performance failure were corrected, this performance failure might have the long-term effect of harming our ability to market and sell our batteries.

WE DEPEND ON A SMALL NUMBER OF CUSTOMERS FOR OUR REVENUES, AND OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE HARMED IF WE WERE TO LOSE THE BUSINESS OF ANY ONE OF THEM.

     To date, our existing purchase orders in commercial quantities are from a limited number of customers. We anticipate that sales of our products to a limited number of key customers will continue to account for a significant portion of our total revenues. We do not have long-term agreements with any of our customers, and do not expect to enter into any long-term agreements in the near future. As a result, we face the substantial risk that any of the following events could occur:

     o    reduction, delay or cancellation of orders from a customer;

     o    development by a customer of other sources of supply;

     o selection by a customer of devices manufactured by one of our competitors for inclusion in future product generations;

     o loss of a customer or a disruption in our sales and distribution channels; and

     o    failure of a customer to make timely payment of our invoices.

     If we were to lose one or more customers, or if we were to lose revenues due to a customer's inability or refusal to continue to purchase our batteries, our business, results of operations and financial condition could be harmed.

WE MUST CONTINUE TO EXPAND OUR EMPLOYEE BASE AND OPERATIONS IN ORDER TO DISTRIBUTE OUR PRODUCTS COMMERCIALLY, WHICH MAY STRAIN OUR MANAGEMENT AND RESOURCES AND COULD HARM OUR BUSINESS.

     To implement our growth strategy successfully, we will have to increase our staff, including personnel in sales and marketing, engineering, development and product support capabilities, as well as third party and direct distribution channels. However, we face the risk that we may not be able to attract new employees to sufficiently increase our staff or product support capabilities, or that we will not be successful in our sales and marketing efforts. Failure in any of these areas could impair our ability to execute our plans for growth and adversely affect our future profitability.

COMPETITION FOR PERSONNEL, IN PARTICULAR FOR PRODUCT DEVELOPMENT AND PRODUCT IMPLEMENTATION PERSONNEL, IS INTENSE, AND WE MAY HAVE DIFFICULTY ATTRACTING THE PERSONNEL NECESSARY TO EFFECTIVELY OPERATE OUR BUSINESS.

     We believe that our future success will depend in large part on our ability to attract and retain highly skilled technical, managerial and marketing personnel who are familiar with and experienced in the battery industry, as well as skilled personnel to operate our facility in Northern Ireland. If we cannot attract and retain experienced sales and marketing executives, we may not achieve the visibility in the marketplace that we need to obtain purchase orders, which would have the result of lowering our sales and earnings. We compete in the market for personnel against numerous companies, including larger, more established competitors with significantly greater financial resources than us. We have experienced difficulty in recruiting qualified personnel in the past, and we cannot be certain that we will be successful in attracting and retaining the skilled personnel necessary to operate our business effectively in the future.

THE FACT THAT WE DEPEND ON A SOLE SOURCE SUPPLIER OR A LIMITED NUMBER OF SUPPLIERS FOR KEY RAW MATERIALS MIGHT DELAY OUR PRODUCTION OF BATTERIES.

     We depend on a sole source supplier or a limited number of suppliers for certain key raw materials used in manufacturing and developing our batteries. We generally purchase raw materials pursuant to purchase orders placed from time to time and have no long-term contracts or other guaranteed supply arrangements with our sole or limited source suppliers. As a result, our suppliers may not be able to meet our requirements relative to specifications and volumes for key raw materials, and we may not be able to locate alternative sources of supply at an acceptable cost. We have in the past experienced delays in product development due to the delivery of nonconforming raw materials from our suppliers, and if in the future we are unable to obtain high quality raw materials in sufficient quantities on competitive pricing terms and on a timely basis, it may delay battery production, impede our ability to fulfill existing or future purchase orders and harm our reputation and profitability.

WE HAVE FOUR KEY EXECUTIVES. THE LOSS OF A SINGLE EXECUTIVE OR THE FAILURE TO HIRE AND INTEGRATE CAPABLE NEW EXECUTIVES COULD HARM OUR BUSINESS.

     Other than Stephan B. Godevais, our President and Chief Executive Officer with whom we have a written employment agreement, we do not have written employment contracts and do not have key man life insurance policies with respect to any of these key members of management. Without qualified executives, we face the risk that we will not be able to effectively run our business on a day-to-day basis or execute our long-term business plan.

OUR REVENUE FROM LICENSE FEES AND ROYALTIES WILL DEPEND SIGNIFICANTLY ON THE SUCCESS OF OUR LICENSEES AND THE MARKET DEMAND FOR THEIR PRODUCTS.

     We expect to generate income from license fees as well as ongoing royalties based on sales by licensees that design, manufacture and sell batteries incorporating our technology. License fees will be nonrefundable and may be paid in one or more installments. Ongoing royalties will be nonrefundable and generally based on a percentage of the selling price of the batteries that incorporate our technology sold by the licensee. Because we expect to derive a portion of our future revenues from royalties on shipments by our licensees, our future success depends upon the ability of our licensees to develop and introduce high volume batteries that achieve and sustain market acceptance. We cannot assure you that our licensees will be successful or that the demand for lithium-ion polymer batteries Saphion(TM) technology batteries or devices utilizing these batteries will continue to increase. In addition, our license fee revenues depend on our ability to gain additional licensees within existing and new markets. A reduction in the demand for lithium-ion polymer batteries, Saphion(TM) technology batteries, our loss of key existing licensees or our failure to gain additional licensees could have a material adverse effect on our business.

THERE IS A POTENTIAL SALES-CHANNEL CONFLICT BETWEEN OUR FUTURE TECHNOLOGY LICENSEES AND US.

     The acquisition of the Telcordia intellectual property assets and our Saphion(TM) technology licensing strategy has added significant diversity to our overall business structure and our opportunities. We recognize that there is potential for a conflict among our sales channels and those of our future technology licensees. Although our manufacturing and marketing business generally is complimentary to our licensing business, we cannot assure you that sales-channel conflicts will not arise. If these potential conflicts do materialize, we may not be able to mitigate the effect of a conflict that, if not resolved, may impact our results of operations.

IF WE CANNOT PROTECT OR ENFORCE OUR EXISTING INTELLECTUAL PROPERTY RIGHTS OR IF OUR PENDING PATENT APPLICATIONS DO NOT RESULT IN ISSUED PATENTS, WE MAY LOSE THE ADVANTAGES OF OUR RESEARCH AND MANUFACTURING SYSTEMS.

     Our ability to compete successfully will depend on whether we can protect our existing proprietary technology and manufacturing processes. We rely on a combination of patent and trade secret protection, non-disclosure agreements and cross-licensing agreements. These measures may not be adequate to safeguard the proprietary technology underlying our batteries. Employees, consultants, and others who participate in the development of our products may breach their non-disclosure agreements with us, and we may not have adequate remedies in the event of their breaches. In addition, our competitors may be able to develop products that are equal or superior to our products without infringing on any of our intellectual property rights. Moreover, we may not be able to effectively protect our intellectual property rights outside of the United States.

     We have established a program for intellectual property documentation and protection in order to safeguard our technology base. We intend to vigorously pursue enforcement and defense of our patents and our other proprietary rights. We could incur significant expenses in preserving our proprietary rights, and these costs could harm our financial condition. We also are attempting to expand our intellectual property rights through our applications for new patents. We cannot be certain that our pending patent applications will result in issued patents or that our issued patents will afford us protection against a competitor. Our failure to protect our existing proprietary technologies or to develop new proprietary technologies may substantially impair our financial condition and results of operations.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS BROUGHT AGAINST US COULD BE TIME CONSUMING AND EXPENSIVE TO DEFEND, AND IF ANY OF OUR PRODUCTS OR PROCESSES ARE FOUND TO BE INFRINGING, WE MAY NOT BE ABLE TO PROCURE LICENSES TO USE PATENTS NECESSARY TO OUR BUSINESS AT REASONABLE TERMS, IF AT ALL.

     In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. While we currently are not engaged in any intellectual property litigation or proceedings, we may become involved in these proceedings in the future. In the future we may be subject to claims or inquiries regarding our alleged unauthorized use of a third party's intellectual property. An adverse outcome in litigation could force us to do one or more of the following:

     o stop selling, incorporating or using our products that use the challenged intellectual property;

     o    pay significant damages to third parties;

     o obtain from the owners of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

     o redesign those products or manufacturing processes that use the infringed technology, which may be economically or technologically infeasible.

     Whether or not an intellectual property litigation claim is valid, the cost of responding to it, in terms of legal fees and expenses and the diversion of management resources, could be expensive and harm our business.

OUR BATTERIES CONTAIN POTENTIALLY DANGEROUS MATERIALS, WHICH COULD EXPOSE US TO PRODUCT LIABILITY CLAIMS.

     In the event of a short circuit or other physical damage to a battery, a reaction may result with excess heat or a gas being generated and released. If the heat or gas is not properly released, the battery may be flammable or potentially explosive. Our batteries that were based on an earlier technology have, in the past, smoked, caught fire and vented gas. We could, therefore, be exposed to possible product liability litigation. In addition, our batteries incorporate potentially dangerous materials, including lithium. It is possible that these materials may require special handling or that safety problems may develop in the future. We are aware that if the amounts of active materials in our batteries are not properly balanced and if the charge/discharge system is not properly managed, a dangerous situation may result. Battery pack assemblers using batteries incorporating technology similar to ours include special safety circuitry within the battery to prevent such a dangerous condition. We expect that our customers will have to use a similar type of circuitry in connection with their use of our products.

WE ARE ENGAGED IN ONGOING SAFETY TESTING OF OUR BATTERIES TO MEET CUSTOMER REQUIREMENTS AND MAY NOT BE ABLE TO INCREASE COMMERCIAL SALES OF OUR BATTERIES IF OUR PRODUCTS ARE NOT SUCCESSFUL IN THESE TESTS.

     We have conducted safety testing of our batteries and have submitted batteries to Underwriters Laboratories for certification, which is required by a number of original equipment manufacturers prior to placing a purchase order with us. Underwriters Laboratories has granted a preliminary acceptance of an earlier generation of our batteries, pending a manufacturing site audit. Those batteries, while similar to the batteries we are selling today, are not of the current design and composition. Our current batteries must be submitted for Underwriters Laboratories' approval, and Underwriters Laboratories has not yet begun a scheduled audit of our Northern Ireland manufacturing facility.

     As part of our safety testing program, prototype batteries of various sizes, designs and chemical formulations are subject to abuse testing, in which the battery is subjected to conditions outside expected normal operating conditions. Each new battery design will continue to require new safety testing. In addition, safety problems may develop with respect to our current and future battery technology that could prevent or delay commercial introduction of our products.

ACCIDENTS AT OUR FACILITIES COULD DELAY PRODUCTION AND ADVERSELY AFFECT OUR OPERATIONS.

     An accident in our facilities could occur. Any accident, whether due to the production of our batteries or otherwise resulting from our facilities' operations, could result in significant manufacturing delays or claims for damages resulting from personal or property injuries, which would adversely affect our operations and financial condition.

WE DEPEND UPON THE CONTINUED OPERATION OF A SINGLE MANUFACTURING FACILITY. OPERATIONAL PROBLEMS AT THIS FACILITY COULD HARM OUR BUSINESS.

     Our revenues are dependent upon the continued operation of our manufacturing facility in Northern Ireland. The operation of a manufacturing plant involves many risks, including potential damage from fire or natural disasters. In addition, we have obtained permits to conduct our business as currently operated at the facility. We cannot assure you that these permits would continue to be effective at the current location if the facility were destroyed and rebuilt, or that we would be able to obtain similar permits to operate at another location. We cannot assure you that the occurrence of these or any other operational problems at our Northern Ireland facility would not harm our business.

WE EXPECT TO SELL A SIGNIFICANT PORTION OF OUR PRODUCTS TO AND DERIVE A SIGNIFICANT PORTION OF OUR LICENSING REVENUES FROM CUSTOMERS LOCATED OUTSIDE THE UNITED STATES. FOREIGN GOVERNMENT REGULATIONS, CURRENCY FLUCTUATIONS AND INCREASED COSTS ASSOCIATED WITH INTERNATIONAL SALES COULD MAKE OUR PRODUCTS AND LICENSES UNAFFORDABLE IN FOREIGN MARKETS, WHICH WOULD REDUCE OUR FUTURE PROFITABILITY.

     We expect that international sales of our products and licenses, as well as licensing royalties will represent an increasingly significant portion of our sales. International business can be subject to many inherent risks that are difficult or impossible for us to predict or control, including:

     o changes in foreign government regulations and technical standards, including additional regulation of rechargeable batteries or technology or the transport of lithium and phosphate, which may reduce or eliminate our ability to sell or license in certain markets;

     o foreign governments may impose tariffs, quotas and taxes on our batteries or our import of technology into their countries;

     o requirements or preferences of foreign nations for domestic products could reduce demand for our batteries and our technology;

     o fluctuations in currency exchange rates relative to the United States dollar could make our batteries and our technology unaffordable to foreign purchasers and licensees or more expensive compared to those of foreign manufacturers and licensors;

     o longer payment cycles typically associated with international sales and potential difficulties in collecting accounts receivable may reduce the future profitability of foreign sales and royalties;

     o import and export licensing requirements in Northern Ireland or other countries where we intend to conduct business may reduce or eliminate our ability to sell or license in certain markets; and

     o political and economic instability in Northern Ireland or other countries where we intend to conduct business may reduce the demand for our batteries and our technology or our ability to market our batteries and our technology in those countries.

     These risks may increase our costs of doing business internationally and reduce our sales and royalties or future profitability.

POLITICAL INSTABILITY IN NORTHERN IRELAND COULD INTERRUPT MANUFACTURING OF OUR BATTERIES AND END-USER PRODUCTS AT OUR NORTHERN IRELAND FACILITY AND CAUSE US TO LOSE SALES AND MARKETING OPPORTUNITIES.

     Northern Ireland has experienced significant social and political unrest in the past and we cannot assure you that these instabilities will not continue in the future. Any political instability in Northern Ireland could temporarily or permanently interrupt our manufacturing of batteries and end-user products at our facility in Mallusk, Northern Ireland. Any delays could also cause us to lose sales and marketing opportunities, as potential customers would find other vendors to meet their needs.

RISKS ASSOCIATED WITH OUR INDUSTRY

IF COMPETING TECHNOLOGIES THAT OUTPERFORM OUR BATTERIES WERE DEVELOPED AND SUCCESSFULLY INTRODUCED, THEN OUR PRODUCTS MIGHT NOT BE ABLE TO COMPETE EFFECTIVELY IN OUR TARGETED MARKET SEGMENTS.

     Rapid and ongoing changes in technology and product standards could quickly render our products less competitive, or even obsolete. Other companies are seeking to enhance traditional battery technologies, such as lead acid and nickel cadnium or have recently introduced or are developing batteries based on nickel metal-hydride, liquid lithium-ion and other emerging and potential technologies. These competitors are engaged in significant development work on these various battery systems, and we believe that much of this effort is focused on achieving higher energy densities for low power applications such as portable electronics. One or more new, higher energy rechargeable battery technologies could be introduced which could be directly competitive with, or superior to, our technology. The capabilities of many of these competing technologies have improved over the past several years. Competing technologies that outperform our batteries could be developed and successfully introduced, and as a result, there is a risk that our products may not be able to compete effectively in our targeted market segments.

     We have invested in research and development of next-generation technology in energy solutions. If we are not successful in developing and commercially exploiting new energy solutions based on new materials, or we experience delays in the development and exploitation of new energy solutions, compared to our competitors, our future growth and revenues will be adversely affected.

OUR PRINCIPAL COMPETITORS HAVE GREATER FINANCIAL AND MARKETING RESOURCES THAN WE DO AND THEY MAY THEREFORE DEVELOP BATTERIES SIMILAR OR SUPERIOR TO OURS OR OTHERWISE COMPETE MORE SUCCESSFULLY THAN WE DO.

     Competition in the rechargeable battery industry is intense. The industry consists of major domestic and international companies, most of which have financial, technical, marketing, sales, manufacturing, distribution and other resources substantially greater than ours. There is a risk that other companies may develop batteries similar or superior to ours. In addition, many of these companies have name recognition, established positions in the market, and long standing relationships with original equipment manufacturers and other customers. We believe that our primary competitors are existing suppliers of liquid lithium-ion, competing polymer and, in some cases, nickel metal-hydride batteries. These suppliers include Sanyo, Matsushita Industrial Co., Ltd. (Panasonic), Sony, Toshiba and SAFT America, Inc. All of these companies are very large and have substantial resources and market presence. We expect that we will compete against manufacturers of other types of batteries in our targeted application segments, which include laptops, cellular telephones and personal digital assistant products, on the basis of performance, size and shape, cost and ease of recycling. There is also a risk that we may not be able to compete successfully against manufacturers of other types of batteries in any of our targeted applications.

LAWS REGULATING THE MANUFACTURE OR TRANSPORT OF BATTERIES MAY BE ENACTED WHICH COULD RESULT IN A DELAY IN THE PRODUCTION OF OUR BATTERIES OR THE IMPOSITION OF ADDITIONAL COSTS THAT WOULD HARM OUR ABILITY TO BE PROFITABLE.

     At the present time, international, federal, state or local law does not directly regulate the storage, use and disposal of the component parts of our batteries or the transport of our batteries. However, laws and regulations may be enacted in the future which could impose environmental, health and safety controls on the storage, use, and disposal of certain chemicals and metals used in the manufacture of lithium polymer batteries as well as regulations governing the transport of our batteries. Satisfying any future laws or regulations could require significant time and resources from our technical staff and possible redesign which may result in substantial expenditures and delays in the production of our product, all of which could harm our business and reduce our future profitability.

GENERAL RISKS ASSOCIATED WITH STOCK OWNERSHIP

CORPORATE INSIDERS OR THEIR AFFILIATES WILL BE ABLE TO EXERCISE SIGNIFICANT CONTROL OVER MATTERS REQUIRING STOCKHOLDER APPROVAL THAT MIGHT NOT BE IN THE BEST INTERESTS OF OUR STOCKHOLDERS AS A WHOLE.

     As of March 18, 2002, our officers, directors, and their affiliates as a group beneficially owned approximately 17.4% of our outstanding common stock. Carl Berg, one of our directors, owns a substantial portion of that amount. As a result, these stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions, which could delay or prevent someone from acquiring or merging with us. The interest of our officers and directors, when acting in their capacity as stockholders, may lead them to:

     o vote for the election of directors who agree with the incumbent officers' or directors' preferred corporate policy; or

     o oppose or support significant corporate transactions when these transactions further their interests as incumbent officers or directors, even if these interests diverge from their interests as shareholders per se and thus from the interests of other shareholders.

SOME PROVISIONS OF OUR CHARTER DOCUMENTS MAY MAKE TAKEOVER ATTEMPTS DIFFICULT, WHICH COULD DEPRESS THE PRICE OF OUR STOCK AND LIMIT THE PRICE POTENTIAL ACQUIRERS MAY BE WILLING TO PAY FOR YOUR SHARES.

     Our board of directors has the authority, without any action by the stockholders, to issue additional shares of our preferred stock, which shares may be given superior voting, liquidation, distribution and other rights as compared to those of our common stock. The rights of the holders of our capital stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of additional shares of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control, may discourage bids for our common stock at a premium over its market price and may decrease the market price, and infringe upon the voting and other rights of the holders, of our common stock.

OUR STOCK PRICE IS VOLATILE.

     The market price of the shares of our common stock has been and is likely to continue to be highly volatile. Factors that may have a significant effect on the market price of our common stock include the following:

     o    fluctuation in our operating results;

     o announcements of technological innovations or new commercial products by us or our competitors;

     o    failure to achieve operating results projected by securities analysts;

     o    governmental regulation;

     o developments in our patent or other proprietary rights or our competitors' developments;

     o    our relationships with current or future collaborative partners; and

     o    other factors and events beyond our control.

     In addition, the stock market in general has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

     As a result of this potential stock price volatility, investors may be unable to sell their shares of our common stock at or above the cost of their purchase prices. In addition, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the subject of securities class action litigation, this could result in substantial costs, a diversion of our management's attention and resources and harm to our business and financial condition.

FUTURE SALES OF CURRENTLY OUTSTANDING SHARES COULD ADVERSELY AFFECT OUR STOCK PRICE.

     The market price of our common stock could drop as a result of sales of a large number of shares in the market or in response to the perception that these sales could occur. In addition these sales might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. We had outstanding 45,552,310 shares of common stock as of December 31, 2001. In addition, we have filed registration statements on Form S-8 under the Securities Act that cover 12,066,000 shares of common stock, of which 2,940,221 shares are vested at March 18, 2002. In addition, we have outstanding warrants to purchase 3,236,629 shares of common stock.

SALES OF SHARES ELIGIBLE FOR FUTURE SALE COULD IMPAIR OUR STOCK PRICE.

     Sales of a substantial number of shares of common stock in the public market, or the perception that sales could occur, could adversely affect the market price for our common stock. This offering will


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


result in additional shares of our common stock being available on the public market. These factors could also make it more difficult to raise funds through future offerings of common stock.

WE DO NOT INTEND TO PAY DIVIDENDS AND THEREFORE YOU WILL ONLY BE ABLE TO RECOVER YOUR INVESTMENT IN OUR COMMON STOCK, IF AT ALL, BY SELLING THE SHARES OF OUR STOCK THAT YOU HOLD.

     Some investors favor companies that pay dividends. We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for funding growth and we do not anticipate paying cash dividends on our common stock in the foreseeable future. Because we may not pay dividends, your return on an investment in our stock likely depends on your ability to sell your shares at a profit.

RELATED PARTY TRANSACTIONS

     On January 1, 1998, we granted to Mr. Dawson, our Chairman of the Board, non-qualified options to purchase an aggregate of 960,494 shares of our common stock and qualified options to purchase 39,506 shares of our common stock. The exercise price of these options is $5.0625 per share, the fair market value of our common stock on the date of the grant. These options permitted exercise by cash, shares, full recourse notes or non-recourse notes secured by independent collateral. Mr. Dawson partially exercised these options to purchase 960,494 shares on March 5, 1998 with non-recourse promissory notes in the amounts of $3,343,750.88 and $1,518,750, which were secured by the shares acquired upon exercise plus 842,650 additional shares held by Mr. Dawson. As of December 31, 2001, amounts of $4,072,471 and $1,849,739 were outstanding under the notes. Interest from the issuance date of the notes accrues on unpaid principal at the rate of 5.69% per annum, or at the maximum rate permissible by law, whichever is less.

     In July 1990, we entered into a loan agreement with Baccarat Electronics, Inc. Baccarat subsequently assigned all of its rights, duties and obligations under that agreement, as the same has been amended from time to time, to Berg & Berg, a company controlled by Carl Berg, a principal stockholder and one of our directors. The loan agreement, as amended, allowed us to borrow, prepay and re-borrow up to $15.0 million under a promissory note on a revolving basis. The loan bears interest at one percent over the interest rate on the lender's principal line of credit each year (approximately 9% at December 31, 2001). Effective December 31, 2001, we further amended the loan agreement to provide that Berg & Berg has no further obligations to loan or advance funds to us under this loan agreement, as amended. As of December 31, 2001, the principal balance and accrued and unpaid interest owing under the July 1990 loan agreement, as amended, totaled $18,024,125. By amendment dated February 11, 2002, Berg & Berg agreed to extend the maturity date of the loan from August 30, 2002, to September 30, 2005.

     In fiscal 1998 and 1999, we issued warrants to purchase 594,031 shares of our common stock to Berg & Berg in conjunction with the amended loan agreement described above. The fair value of these warrants, totaling approximately $2,158,679, has been reflected as additional consideration for the loan from Baccarat.

     During June 2000, we entered into a private placement funding arrangement with Mr. Berg for an equity investment commitment totaling $12.5 million. On January 13, 2001, we replaced this $12.5 million commitment from Mr. Berg with the acquisition of approximately $30.0 million of assets from West Coast Venture Capital, Inc. consisting of cash and investment equivalent instruments in exchange for approximately 3,500,000 shares of our stock. The investment instruments have maturities that run from less than one year to over ten years. In February 2001, we entered into a loan agreement with Mr. Berg pursuant to which Mr. Berg agreed to provide us with a line of credit in the maximum amount of $20.0 million secured by the investment instruments. The line of credit bears interest at the rate of 8%. All accrued interest and unpaid principal is payable on or before January 31, 2006. As of December 31, 2001, a total of $17,500,000 had been drawn on the line of credit.

     In October 2001, we entered into a loan agreement with Berg & Berg. Under the terms of the loan agreement, Berg & Berg agreed to advance us up to $20.0 million between the date of the loan agreement and September 30, 2003. Interest on the loans accrues at 8.0% per annum, payable from time to time, and all outstanding amounts with respect to the loans are due and payable on September 30, 2005. As of December 31, 2001, a total of $9,986,000 had been drawn on this loan agreement. In conjunction with the loan agreement, Berg & Berg received a warrant to purchase 1,402,743 shares of our common stock at the price of $3.208 per share. The warrants were exercisable beginning on the date they were issued and expire on October 5, 2005.

     In March 2002, Berg & Berg agreed, subject to execution of definitive documentation, to provide up to $30.0 million in equity capital. Our new agreement with Berg & Berg, which remains subject to execution of definitive documents, will enable us to access up to $5.0 million per quarter (but no more than $30.0 million in the aggregate) in equity capital over the next two years. In exchange for any amounts funded pursuant to this new agreement, we will issue to Berg & Berg restricted common stock at a customary discount to market. We will agree to register any shares we issue to Berg & Berg under this agreement. Berg & Berg's obligation to fund the equity commitment is subject to certain conditions, including, but not limited to, our achievement of operating milestones.


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


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 18, 2002                         VALENCE TECHNOLOGY, INC.


                                       By:   /S/ KEVIN W.MISCHNICK
                                           ------------------------------------
                                              Kevin W. Mischnick
                                              Vice President of Finance


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